EXHIBIT XI

                        ALLOU HEALTH & BEAUTY CARE, INC.

       COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE

                                                      For the Six Months                  For the Three Months
                                                      Ended September 30,                 Ended September 30,
                                                     1996            1995               1996               1995
                                                     ----            ----               ----               ----
Reconciliation of net income
per consolidated  statement of operations
to amount in earnings per share calculation:
       Net Income                                 $1,879,511       $1,833,401         $1,076,844        $  676,592
                                                   =========        =========          =========         =========

Reconciliation  of weighted
average number of shares  outstanding
to amount used in earnings per share calculation:

   Weighted average number of
     shares outstanding                            5,752,225        5,661,725          5,752,225         5,661,725

   Add: Shares issuable from
     assumed exercise of options
     and warrants                                      1,596          127,592              - 0 -            20,690
                                                   ---------        ---------          ---------         ---------

       Total Common Stock And
         Equivalents                               5,753,821        5,789,317          5,752,225         5,682,415
                                                   =========        =========          =========         =========

Earnings per common share                               $.33             $.32               $.19              $.12
                                                        ====             ====               ====              ====
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